Sandy Spring Bancorp’s Board of Directors Appoints Charles S. Cullum Chief Financial Officer Philip J. Mantua to Support Leadership Transition Through End of Year OLNEY, MARYLAND, May 23, 2024 — The Board of Directors of Sandy Spring Bancorp, Inc. (Nasdaq- SASR), today announced the appointment of Charles S. Cullum to Chief Financial Officer. Cullum was promoted from Deputy Chief Financial Officer and Treasurer. Philip J. Mantua, the outgoing Chief Financial Officer, who previously announced his retirement, will continue with the Company until the end of the year to support the leadership transition. “Charlie has played a central role in the financial management of the Company for many years, and I am confident in his ability to lead our financial operations as Chief Financial Officer, said Daniel J. Schrider, Chair, President and Chief Executive Officer of Sandy Spring Bank. “We demonstrated positive momentum in the first quarter, and the Company is in a good position to make this transition now.” Cullum began his banking career 20 years ago as a teller. He joined Sandy Spring Bank in 2006 as a Market Research Analyst. He steadily rose through the ranks in the Finance Division and was promoted to Division Executive and Treasurer in 2022. In January 2024, Cullum was named Deputy Chief Financial Officer and the Company announced he would assume the role of Chief Financial Officer upon Phil Mantua’s retirement. “Since I joined Sandy Spring Bank 18 years ago, we have grown from a $3 billion operation to a $14 billion financial services company serving the Greater Washington region,” said Charles S. Cullum, Chief Financial Officer. “It has been a pleasure to advance my career with this outstanding organization, and I look forward to working with the rest of the executive leadership team to continue to grow the Company by providing superior client service and shareholder value.” Cullum has already been representing the Company within the investment community and working closely with the executive leadership team preparing for this transition to Chief Financial Officer. ________________________________________________________________ About Sandy Spring Bank Sandy Spring Bank is a wholly owned subsidiary of Sandy Spring Bancorp, Inc. (NASDAQ: SASR), a financial services company headquartered in Olney, Maryland. Sandy Spring Bank is a premier community bank in the Greater Washington, D.C. region. With over 50 locations, the bank offers a broad range of commercial and retail banking, mortgage, private banking, and trust services throughout Maryland, Virginia, and Washington, D.C. Through its subsidiaries, Rembert Pendleton Jackson, and West Financial Services, Inc., Sandy Spring Bank also offers a comprehensive menu of wealth management services. Media Contact: Samantha Price 301.260.3614 sprice@sandyspringbank.com